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                                                                    Exhibit 10.2

                      MARKETING AND DISTRIBUTION AGREEMENT


                    THIS AGREEMENT is made this 21st day of August, 1996, by and between THE ARNOLD PALMER GOLF COMPANY, a Tennessee corporation having its principal place of business at 6201 Mountain View Road, Ooltewah, Tennessee 37363 ("APGC"), and NEVADA BOB'S PRO SHOP, INC., a Delaware corporation having its principal place of business at 4043 S. Eastern, Las Vegas, Nevada 89119 ("Distributor"), under the following circumstances:

                    APGC is engaged in the manufacture, marketing and distribution of golf products, including Arnold Palmer golf equipment and Hot-Z golf bags and luggage. The Distributor is the owner and franchisor of Nevada Bob's retail golf shops ("Nevada Bob's"), in which the Distributor and its franchisees sell golf clubs, bags and related products. On the terms and conditions hereinafter set forth, APGC desires to appoint Distributor to market and sell the products described on Schedule 1 attached hereto (the "Products") (as such Schedule shall be amended from time to time by APGC and Distributor, it being acknowledged that APGC will offer to add to such Schedule such golf products as it makes generally available to its other distributors) and Distributor desires to be appointed a distributor for the marketing and sale of the Products.

                    NOW, THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement the parties hereto, intending to be legally bound, do hereby agree as follows:


                                   ARTICLE I
                         GRANT AND ACCEPTANCE OF RIGHTS

                    1.1 Grant and Acceptance. On the terms and conditions provided in this Agreement, APGC grants to Distributor, and Distributor hereby accepts such grant, the right to sell the Products to customers at Nevada Bob's that are owned or franchised by Distributor and to conduct all activities reasonably related thereto including the advertising and promotion of the Products. APGC will grant the same rights to franchisees of Distributor who place orders with APGC for Products. APGC acknowledges that Distributor's rights include the right to sell Products through catalogs and mail solicitation on a worldwide basis. In addition and without limitation to the rights otherwise granted herein, Distributor shall have the non-exclusive right to create Web sites other types of sites now or hereafter known or developed for the purpose of promoting, advertising, merchandising, selling and offering for sale Products through on-line means or through other electronic means now or hereafter known or developed provided that Distributor shall furnish APGC draft copies of its Web site pages or material for other types of sites, or permit APGC to access such
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Web site pages or material for other types of sites in beta format prior to making them available to the public, for approval in accordance with the provisions of Section 2.2 hereof.

                    1.2 Market. APGC's grant of the rights herein to Distributor to market and sell the Products is only for Nevada Bob's that are owned or franchised by Distributor and for no other market, and shall be for anywhere in the world that Distributor or its franchisees operate Nevada Bob's stores, except as expressly provided herein.

                    1.3 Non-Exclusivity. Nothing in this Agreement shall either preclude Distributor from marketing, distributing or selling products that are similar to the Products or APGC from marketing, distributing or selling the Products through distributors other than Distributor.


                                   ARTICLE II
                               APGC'S OBLIGATIONS

                    2.1 Support and Information. APGC shall at its own expense provide sales and marketing support as reasonably requested by Distributor and so generally made available to its other distributors throughout the term of this Agreement, including:

                          (a)     assistance and advice for the employees of
Distributor in the demonstration and sales of the Products;

                          (b)     marketing advice and assistance;

                          (c)     prompt response to all inquiries and
reasonable requests for assistance from Distributor; and

                          (d)     making available for Distributor's use such
advertising and publicity material and Product literature which may have been generated by APGC.

                    2.2 Advertising. APGC shall permit Distributor and its franchisees to advertise the Products utilizing the registered trademarks of APGC and offer sales promotions within guidelines and restrictions approved in advance by APGC.

                    2.3 Delivery of Products. Subject to availability (short stock situations to be reasonably allocated among all distributors), APGC shall accept orders and promptly supply the Products to the Distributor and its franchisees in accordance with orders received from the Distributor and the terms set forth in Article IV hereof.




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                                  ARTICLE III
                           DISTRIBUTOR'S OBLIGATIONS

                    3.1 Commercially Reasonable Efforts. The Distributor shall at all times use commercially reasonable efforts to market, promote and sell the Products at Nevada Bob's that are owned by Distributor in order to stimulate and increase interest in the Products by appropriate means, including:

                          (a)     development of a marketing program, which
shall include but not be limited to advertisement of the Products in golf magazines, newspapers, other periodicals and media;

                          (b)     maintaining an inventory of the Products
reasonably anticipated to satisfy the demand therefor;

                          (c)     prominently featuring the Products within
each Nevada Bob's owned by Distributor; and

                          (d)     employment and training of qualified sales
personnel to ensure that the Products are aggressively promoted and sold by the Distributor.

                    3.2 Installation of Kiosks. The Distributor shall install in each Nevada Bob's owned by the Distributor no later than 90 days following the date of this Agreement and in each Nevada Bob's constructed by Distributor during the term of this Agreement a free standing kiosk (the Distributor's cost of which kiosk will be borne equally by the parties up to a maximum in the case of APGC of $900 (which can be adjusted at Nevada Bob's request on each anniversary of this Agreement based upon any increases in the Department of Labor's announced cost of living index, Atlanta area), each of which shall comply with the following requirements:

                          (a)     the kiosk will include a minimum of 24 square
feet and shall be of a shape agreed upon by the parties, which may vary with each Nevada Bob's store;

                          (b)     the kiosk will be dedicated exclusively to
display of the Products, including a prominent display of the Arnold Palmer name;

                          (c)     the kiosks shall be fully stocked with a
representative mix of the Products, which shall be displayed in an orderly and appealing manner;

                          (d)     the kiosk will be located "left center" upon
a customer's entry into a Nevada Bob's or, if in Distributor's reasonable discretion, "left center" is not available, a site reasonably determined by Distributor to be of equal prominence.




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                          (e)     the kiosk will be free-standing and not built
into or on a wall, and will be located within close proximity to the putting green in each Nevada Bob's store;

                          (f)     the construction of the kiosk will be from
materials approved in writing by APGC; and

                          (g)     the kiosk will be in the form of the
schematic attached hereto as Schedule 2.

                    3.3 Franchisees of Nevada Bob's. Distributor shall strongly recommend and encourage that its franchisees install kiosks in their Nevada Bob's in conformity with the requirements of Section 3.2 hereof and market and sell the Products, including, without limitation participation in all programs and campaigns for the promotion, marketing and sale of the Products. Orders for Products by such franchisees will be placed directly by such franchisees with APGC, and Distributor will have no responsibilities associated with same.


                                   ARTICLE IV
                          TERMS AND CONDITIONS OF SALE

                    4.1 Standard Terms. All sales of Products to Distributor by APGC shall be subject to the terms and conditions of this Agreement in effect at the time of such sale. Any purchase orders issued by Distributor that contain provisions that are in addition to or inconsistent or conflict with any provisions of this Agreement or any of APGC's standard terms and conditions of sale as they may exist from time to time are hereby rejected by APGC and shall have no force or effect unless APGC specifically consents to such provision in writing.

                    4.2 Reports and Orders. Distributor shall submit orders for the Products to APGC for acceptance at mutually satisfactory periods. Such orders shall be subject to acceptance by APGC. Accepted orders for any Products not shipped during the month for which delivery was scheduled will remain in effect unless canceled in whole or in part by either party upon written notice to the other.

                    4.3   Prices.

                          (a)     Distributor shall pay APGC for each shipment
of the Products at the lowest distributor prices (including any applicable discounts and promotions) established by APGC and in effect at the time of the order. Distributor shall be responsible for the payment of all excise, sales, use, property and other taxes levied with respect to the Products sold to Distributor hereunder, other than taxes imposed or measured by APGC's income.



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                          (b)     APGC has the right at any time to change its
lowest distributor prices and specifications applicable to the Products and to issue new applicable price lists or bulletins. If APGC changes the prices or specifications applicable to any of the Products and such change is a result of circumstances beyond APGC's control such as raw material or components shortages, such changed prices or specifications shall apply to the Products ordered by Distributor and not shipped by APGC at the time such change is made effective by APGC; otherwise, the prices and specifications in effect on the date of the order shall be honored. APGC shall give written notice to Distributor of any change increasing the price to be paid by Distributor before shipping any Products to which such change is applicable. Upon receipt of such notice, Distributor may cancel or modify orders for the Products to which any such change applies, provided written notice of cancellation is delivered to APGC within 15 days after receipt by Distributor of APGC's notice. All undelivered orders not canceled as provided herein shall remain in effect for delivery in accordance with said change. Decreases in lowest distributor prices after order, but prior to shipment, will be applied to the relevant orders.

                    4.4 Payment. Payment for the Products purchased by Distributor shall be net 30 days from the invoice date, or terms otherwise agreed upon by the parties in writing. A penalty of 1.5% per month or, if less, the maximum permitted by applicable law per month shall be added to any overdue amounts owed to APGC over 30 days. Distributor shall pay all collection charges.

                    4.5 Title and Risk of Loss. Title to the Products shall pass to Distributor and delivery is deemed to occur upon APGC's delivery of the Products (or are otherwise agreed in writing by the parties) FOB factory. APGC shall not be liable to Distributor for any loss or damage to any of the Products purchased hereunder after delivery thereof by APGC to Distributor or to a carrier for shipment to Distributor, whichever shall first occur, and Distributor shall be responsible for filing all claims for loss of or damage to any of the Products purchased hereunder while in the possession of any carrier. APGC shall, however, provide reasonable assistance to Distributor in processing all such claims.

                    4.6   Shipments

                          (a)     APGC will endeavor, whenever practicable, to
follow Distributor's requests with regard to route and method of shipment. When Distributor does not specify a route and method of shipment, APGC reserves the right to ship the Products purchased by Distributor hereunder by whatever mode of transportation by whatever route and from whatever point it reasonably may select.

                          (b)     Distributor will be invoiced by APGC for all
charges, including transportation charges, for the delivery of conforming Products made to Distributor hereunder.




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                          (c)     Distributor shall be responsible for and
shall pay any and all charges for demurrage, storage, or other charges accruing after arrival of such shipment at destination.

                          (d)     If diversions of shipments are made upon
Distributor's request or are made by APGC as a result of Distributor's failure or refusal for any reason to accept shipments made pursuant to Distributor's orders, Distributor agrees to pay the additional charges and expenses incident to such diversions, but in no event shall Distributor pay APGC an amount in excess of the charges or expenses incident to returning shipments to their original shipping points.

                    4.7 Product Changes. APGC may change the design or specifications of any of the Products at any time without notice to Distributor and without obligation to make the same or any similar change upon any Products previously purchased by or shipped to Distributor. However, there will be no changes, without Distributor's reasonable approval, in Products that are part of so-called "Special Make-Up Programs" (i.e. Products devised by mutual agreement for exclusive distribution by Distributor and through Distributor's franchisees).

                    4.8 Delayed Payments. Notwithstanding anything to the contrary contained in this Agreement, APGC reserves the right to cease accepting orders from and supplying Products to the Distributor in the event of any delay in payment by the Distributor to APGC of any uncontested money due to APGC and 30 days have elapsed since a notice to that effect has been served on the Distributor.


                                   ARTICLE V
                                   WARRANTIES

                    5.1 Warranty. APGC warrants that the Products sold pursuant to this Agreement shall be free from defects in material and workmanship under normal use and service when delivered to Distributor and for a period of 12 months from the date of sale of the Products by Distributor to its customer unless otherwise specified in writing on a particular Product. The Products (including their sale by Distributor) and the packaging and trademarks used therewith do not infringe any third party intellectual property rights, and comply with all applicable laws and regulations. All labelling of the Products is correct and complete.

                    5.2 No Other Warranties. Except as expressly provided in this Agreement, APGC makes no warranties with respect to the Products, either express or implied, including without limitation, the implied warranties of merchantability and fitness for a particular purpose.



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                    5.3   Limitation of Liability. In no event shall either
party be liable for any special, incidental, consequential or exemplary damages in connection with, or arising out of, the performance of this Agreement or for breach of warranty.


                                   ARTICLE VI
                              TERM AND TERMINATION

                    6.1 Term. Subject to the termination provisions of this Agreement, this Agreement will continue in effect from the date hereof for a period of five years, and will be automatically renewed for successive one-year periods thereafter unless terminated in accordance with the provisions of this Agreement.

                    6.2   Termination.

                          (a)     APGC or Distributor may notify the other
party that this Agreement will terminate as of the end of the term of this Agreement or any annual renewal thereof by giving the other party at least 90 days prior written notice of such termination.

                          (b)     If a party shall fail to fulfill or comply
with any term or provision of this Agreement, the other party may terminate this Agreement following written notice of such termination and opportunity to cure. Such notice of termination shall be delivered to Distributor not less than 30 days prior to the effective date of termination.

                          (c)     Either APGC or Distributor may terminate this
Agreement immediately by delivering to the other party written notice of such termination in the event of the happening of any of the following:

                                  (1)      liquidation or dissolution of
            Distributor or APGC, as the case may be;

                                  (2)      insolvency; filing of voluntary
            petition in bankruptcy; filing of a petition to have such party declared bankrupt, provided it is not vacated within thirty (30) days from date of filing; appointment of a receiver or trustee, provided such appointment is not vacated within thirty (30) days from date of filing; or execution of an assignment for benefit of creditors; or

                                  (3)      any assignment or attempted
            assignment of any interest in this Agreement (other than in connection with the sale of all or substantially all of the assets or more than 50% of the equity interest of such party other than to a "competitor", as defined herein of the other party) without the other party's written consent. A competitor for purposes of this
            Section 6.2 shall mean a



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             company that manufactures and sells golf equipment and related products.


                                  ARTICLE VII
                            TERMINATION CONSEQUENCES

                    7.1 Obligations of Distributor. On the termination of this Agreement, the Distributor undertakes:

                          (a) to return to APGC all Product samples and
advertising material used in connection with the sale of the Products provided to Distributor by APGC for promotion of the Products pursuant to the terms of this Agreement except to the extent used in the sale of Products as permitted pursuant to clause (c) below;

                          (b) to return to APGC all originals and copies of all
documents and information in any form containing or covering in any way any part of APGC's intellectual property except to the extent used in the sale of Products as permitted pursuant to clause (c) below; and

                          (c) to cease carrying on the marketing and sale of
the Products under the terms of this Agreement (other than sales of existing inventory of the Products that are not repurchased pursuant to Section 7.3 hereof).

                    7.1A Obligations of APGC. On the termination of this Agreement, APGC undertakes to return to Distributor all originals and copies of all documents and information in any form containing or covering in any way any part of Distributor's intellectual property.

                    7.2 Final Accounting; Payment. Not later than 30 days after the receipt of notice terminating this Agreement, APGC or Distributor shall pay to the other party any sums due under this Agreement, and the termination or expiration of this Agreement shall not relieve either party from its obligations to make payment of any sums then owing to the other.

                    7.3 Unsold Products. APGC shall have the option to purchase from the Distributor all unsold Products then in the ownership of the Distributor which it desires to purchase by notifying the Distributor of its decision within 15 days of termination. The purchase price for APGC's repurchase of such Products shall be the purchase price at which such Product was purchased from APGC (determined on a FIFO basis) less all prior refunds, credits, rebates, allowances, discounts and other payments made by APGC with respect thereto. Delivery by Distributor of all the Products repurchased by APGC shall be in accordance with APGC's instructions and at APGC's cost. Notwithstanding the above,





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Distributor will have the right after termination to fill any orders received from its customers prior to APGC effecting its rights to purchase Distributor inventory and to fill any orders as required by applicable law.

                                  ARTICLE VIII
                                   INDEMNITY

                    The parties shall indemnify and hold each other harmless from any and all loss or expenses including reasonable attorneys fees, incurred or suffered as a result of any claim of loss or damage made against the other which shall arise from or be the result of a breach of this Agreement or the negligent acts or omissions of the other.


                                   ARTICLE IX
                                 TRADE SECRETS

                    Except with the express written consent of the other party, Distributor and APGC each agree that it will not, either during the term of this Agreement or anytime thereafter, directly or indirectly, use or disclose for its own benefit or the benefit of any other person, firm or entity, any of APGC's or Distributor's legally protectible trade secrets, as the case may be, whether or not said information was acquired, learned, obtained or developed by APGC or Distributor, as the case may be, alone or in conjunction with others. For purposes of this Agreement, trade secrets shall be, and those employees or other agents to whom it has been confided, and is by law the property of APGC or Distributor, as they include all trade secret information relating to design and manufacturing procedures, techniques, programs, processes, methods, and marketing studies. It is the intent hereof that APGC and Distributor shall not divulge or use except for the purposes hereof any such information of the other party which is unpublished or not otherwise readily available to the public or which is not general information in the golf club and products industry.


                                   ARTICLE X
                                 MISCELLANEOUS

                    10.1 Representation as to Authority. Each of the parties warrants its power and authority to enter into this Agreement and that it has obtained all necessary approvals to do so.

                    10.2 Entire Agreement. This Agreement together with the Schedules and other documents referred to herein contain the entire agreement between the parties concerning the subject matter hereof, and supersedes any prior agreement between the parties whether written or oral concerning its subject matter.




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                    10.3    Modification. No addition or modification of this
Agreement shall be binding upon APGC or Distributor unless made in writing and signed by a duly authorized representative.

                    10.4 Force Majeure. Neither party shall be liable for delays in performance due to acts of God, acts of national emergency, wars, strikes, riots, prohibitive governmental regulations or any other cause beyond the control of the parties which prevents, hinders or delays the performance of such party.

                    10.5 Severability. In the event that any provision of this or any other agreement entered into contemporaneously with this Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

                    10.6 Notices. Any notice to be served on either of the parties by the other shall be delivered by hand or be sent by registered or certified mail return receipt requested, to the addresses indicated in the preamble to this Agreement (or to such other addresses as the parties shall specify by written notice). If mailed, notices shall be deemed to have been received by the addressee within 72 hours after mailing, postage prepaid.

                    10.7 No Partnership. The parties are not partners or joint venturers nor is the Distributor able to act as agent of APGC.

                    10.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto. This Agreement or any part of this Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

                    10.9 Controlling Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                    10.10 Rights Cumulative. All rights granted to either of the parties shall be cumulative and no exercise by either of the parties of any right under this Agreement shall restrict or prejudice the exercise of any other right granted or otherwise available to it.

                    10.11 Waiver. The failure by APGC or the Distributor to enforce at any time or for any period any one or more of the terms or conditions of this Agreement shall not be a waiver of them or of the right at any time subsequently to enforce all terms and conditions of this Agreement.


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                    10.12   Arbitration. In the event of a dispute between the
parties hereto, such parties agree to submit the matter to binding arbitration to be conducted under the auspices of the American Arbitration Association (hereinafter referred to as "AAA").

                          (a) The dispute shall be resolved in accordance with
the Commercial Arbitration Rules in effect for AAA, which form of rules pertaining on the date of the demand for arbitration shall apply and govern the arbitration proceeding.

                          (b) The arbitration shall be held in the State of
Delaware at such place as shall be designated by the arbitrator. Delaware law, both substantive and procedural, shall govern the proceedings.

                          (c) All procedural rules for arbitration shall be
strictly followed in resolving disputes under this Agreement, whether by the arbitrator, or by a court of competent jurisdiction in enforcing such provisions.

                          (d) The dispute shall be resolved by a single
arbitrator. The arbitrator shall be a member of the Delaware State Bar, actively engaged in the practice of law for at least ten (10) years, with expertise in the process of deciding disputes and/or interpreting contracts (in the particular field of law involving the subject controversy). If the parties cannot agree on an arbitrator after having been presented with three (3) lists of potential candidates by AAA, AAA shall select an arbitrator from among its commercial arbitration panel members who are retired Delaware judges.

                          (e) The parties may resort to the courts for
injunctive relief pending arbitration, without thereby waiving arbitration.

                          (f) The arbitration shall be conducted in the English
language in Delaware, according to the rules of evidence contained in Delaware law.

                          (g) In rendering the award, the arbitrator shall
determine the rights and obligations of the parties according to the substantive and procedural laws of Delaware, as though the arbitrator was a court of competent jurisdiction in Delaware.

                          (h) The award must be accompanied by a written
statement of decision. The award will be final and binding in the absence of manifest mistake or fraud. Judgment on the award may be entered in any court of competent jurisdiction.

                          (i) The arbitrator shall have the discretion to order
a pre-hearing exchange of information by the parties,


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including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, an examination by deposition of parties and third-party witnesses.

                          (j) Any prevailing party is entitled to recover costs
(and expenses) which shall include reasonable attorneys' fees as well as the fees and expenses of the arbitrators and the administrative fees of AAA. A "prevailing party" shall be a party in whose favor any portion of the award is rendered and that is determined by the arbitrator to be the prevailing party.

                          (k) The arbitrator shall have the authority to employ
the law and motion process and to award any remedy or relief that a court of the State of Delaware could order or grant, including, without limitation, rescission, specific performance of any obligation created under the agreement, the awarding of punitive damages, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration or judicial process.

                          (l) The issue of fraud is the inducement of a
contract containing an arbitration clause, such as this contract, may be decided by the arbitrator and not by the court, unless it is alleged that fraud permeated the entire contract.

                    IN WITNESS WHEREOF, the parties have signed this Agreement to be effective as of the date first above written.

                                     APGC:

                                     THE ARNOLD PALMER GOLF COMPANY

                                     By: /s/ George H. Nichols
                                        --------------------------------
                                     Title: President
                                           -----------------------------

                                     DISTRIBUTOR:

                                     NEVADA BOB'S PRO SHOP, INC.

                                     By: /s/ John N. Baldwin
                                        --------------------------------
                                     Title: President and CEO
                                           -----------------------------





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